Exhibit 99.1

BioTime Board of Directors Forms Science and Technology Committee

- Advancing product development efforts -

ALAMEDA, Calif.--(BUSINESS WIRE)--April 12, 2012--BioTime, Inc. (NYSE Amex:BTX) today announced that its Board of Directors has recently formed a Science and Technology Committee to oversee the development and commercialization of BioTime’s technology and products in regenerative medicine and oncology. The three-member committee will work with officers and employees of BioTime and its subsidiaries to oversee the execution of research and development programs and to review new product and technology development opportunities that become available, to assure the company strategically commits its resources. The committee will regularly report to the Board of Directors and make recommendations to the Board as to the priorities, direction, quality, and execution for BioTime’s technology and product development programs, as well as allocations of financial resources and potential acquisitions of new technology and products. The committee is chaired by director Andrew C. von Eschenbach, M.D., the former Commissioner of the U.S. Food and Drug Administration and former Director of the National Cancer Institute. The two other members are director Pedro Lichtinger, CEO of Optimer Pharmaceuticals, and director Neal Bradsher, President of Broadwood Capital, Inc.

“This is an exciting time for the emerging field of regenerative medicine,” said Alfred Kingsley, BioTime’s Chairman. “The industry leader will be that company that applies its resources in the most strategic manner to capture the early product opportunities. We believe we have created that formula at BioTime by connecting cutting-edge science with experienced clinical development skills.”

“The Committee looks forward to working with the management of BioTime and its subsidiaries in advancing breakthrough products into clinical trials, including those anticipated to begin this year for the use of HyStem®-Rx as an implantable matrix for cell delivery in cosmetic and reconstructive surgeries,” said Dr. von Eschenbach.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-DxTM currently being developed for the detection of cancer in blood samples, and therapeutic strategies using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low-temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390 ext. 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com